Exhibit 10.7

PROMISSORY NOTE

This Note has not been registered under the Securities Act of 1933, as amended, and may not be sold or otherwise transferred in the absence of such registration or an exemption therefrom under such Act. Furthermore, this Note may not be sold or otherwise transferred other than in compliance with Section 4.2 of this Note.

U.S. $11,390,000.00	December 19, 2016

FOR VALUE RECEIVED, the undersigned ST CLOUD STATION LLC, a Delaware limited liability company (the “Company”), promises to pay to PHILLIPS EDISON LIMITED PARTNERSHIP, a Delaware limited partnership, or its assigns (collectively, the “Noteholder”), at such place as the Noteholder designates to the Company in writing, on May 31, 2017 (the “Maturity Date”), the sum of Eleven Million Three Hundred Ninety Thousand United States Dollars (U.S. $11,390,000.00).

1.	INTEREST.

Interest will accrue (computed on the basis of a 360-day year) on the principal amount from time to time unpaid at the per annum interest rate, fixed on a monthly basis from time to time, equal to the sum of (a) one month LIBOR as reported for the first business day of the applicable calendar month in the New York edition of the Wall Street Journal plus (b) 2.25% (the “Applicable Rate”). Interest will also accrue on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest, at a rate equal to the Applicable Rate plus 4% per annum. Accrued interest is payable monthly in arrears on the last day of each month, and on the date of any prepayment of this Note (in whole or in part), and at maturity, whether by acceleration or otherwise. Interest payable after maturity of this Note (by acceleration or otherwise) is payable upon demand.

2.	PAYMENT PROVISIONS.

2.1           Payment at Maturity. On the Maturity Date, or on any accelerated maturity of the Note, the Company will pay the entire principal amount of this Note then outstanding, together with all accrued and unpaid interest.

2.2           Voluntary Prepayment.  The Company may at any time, upon at least five days prior written notice to the Noteholder, prepay all or any part of the principal amount of the Note, without premium or penalty, together with accrued interest on the principal amount prepaid.

2.3           Manner and Time of Payment. All payments made by the Company will be deemed to be made without defense, set off or counterclaim, in same day funds and delivered to the Noteholder not later than 12 noon (Eastern time) on the date payment is due. Payments received by the Noteholder after 12 noon (Eastern time) will be deemed to have been paid by the Company on the next succeeding business day. If any payment is stated to be due on a day which is not a business day, then the payment shall be made on the next succeeding business day and the additional period shall be included in the computation of interest. Payments shall be made by wire transfer as specified by the Noteholder to the Company in writing.

3.	DEFAULTS.

3.1           Events of Default. Each of the following constitutes an “Event of Default”:

(a)          Payment Default. The Company fails to pay (i) any principal of the Note when the same becomes due and payable, whether upon maturity, acceleration or otherwise, or (ii) any interest on the Note, for a period of five days after the same becomes due and payable, or (iii) any other amount due within 10 days after demand; or

(b)          Acceleration of Other Indebtedness. Any default occurs under any monetary obligation of the Company outstanding in an aggregate amount in excess of $1,000,000, which default results in the obligation becoming due and payable by its terms, whether declared due and payable prior to its stated maturity or by the right of the holders to accelerate payment; or

(c)          Certain Covenants. The Company defaults in the observance of any covenant contained in this Note, and the default continues for more than 30 days after the first to occur of (i) a manager or executive officer of the Company obtains actual knowledge of the default or (ii) the Company’s receipt of written notice of the default from the Noteholder; or

(d)          Breach of Representations or Warranties. Any representation or warranty made by the Company at any time in writing in connection with this Note is (when taken as a whole) false in any material respect on the date as of when made; or

(e)          Judgments and Attachments. One or more judgments is entered against the Company involving a liability (to the extent not fully covered by insurance) in excess of $1,000,000 for all judgments, and all judgments are not vacated, discharged, or stayed or bonded pending appeal within 60 days after entry; or

(f)          Involuntary Bankruptcy, Appointment of Receiver, etc. (i) A court having jurisdiction enters a decree or order for relief of the Company in an involuntary case under the U.S. Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any other similar relief is granted and remains unstayed under any applicable federal or state law; or (ii) an involuntary case is commenced against the Company under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or a decree or order of a court having jurisdiction is entered for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company or over all or a substantial part of its properties, or an interim receiver, trustee or other custodian of the Company for all or a substantial part of its properties is involuntarily appointed, or a warrant of attachment, execution or similar process is issued against any substantial part of the property of the Company, and in the case of each of the events specified in this clause (ii) such event continues for 60 days without being dismissed, bonded, stayed, vacated, or discharged; or

(g)          Voluntary Bankruptcy, Appointment of Receiver, etc. The Company has an order for relief entered with respect to it or commences a voluntary case under the U.S. Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law, or consents to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Company makes any assignment for the benefit of creditors; or the board of managers of the Company adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

3.2           Acceleration; Remedies.

Upon the occurrence of any Event of Default described in Section 3.1(f) or (g), the unpaid principal amount of the Note, together with accrued interest, will automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are expressly waived by the Company. Upon the occurrence and during the continuance of any other Event of Default the Noteholder may, upon written notice to the Company, declare the Note to be due and payable, whereupon the principal amount of the Note, together with accrued interest, will automatically become immediately due and payable, without any other notice of any kind, and without presentment, demand, protest or other requirements of any kind, all of which are expressly waived by the Company. Upon the occurrence and continuance of any Event of Default, the Noteholder may exercise all remedies available to it at law or otherwise.

4.	GENERAL

4.1           Amendments and Waivers. Any provision of this Note may be amended, modified, terminated or waived only with the written consent of the Noteholder and the Company. Any waiver or consent is effective only in the specific instance and for the specific purpose for which it is given. No notice to or demand on the Company in any case shall entitle the Company to any further notice or demand in any similar circumstance. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 4.1 is binding upon the Noteholder.

4.2           Transfer. This Note and the rights and obligations contained herein may not be transferred or assigned by the Company, and may be assigned by the Noteholder as set forth in this Section 4.2. The Noteholder may grant participations in all or any part of this Note (or the loans evidenced by this Note) to one or more Persons. In the case of any transfer or negotiation of all or part of the Note authorized under this Section 4.2 (but not in the case of a participation), the transferee will have, to the extent of the transfer or negotiation, the same rights, benefits and obligations as it would if it were the Noteholder.

4.3           Notices. All communications shall be in writing and sent by overnight courier, registered mail or certified mail. Any communication will be deemed given, as applicable, (a) one business day following the date sent when sent by overnight delivery, or (b) five business days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

If to the Company, to:

St Cloud Station LLC

11501 Northlake Drive

Cincinnati, OH 45249

Attention: Robert F. Myers

With a copy to:

Phillips Edison Grocery Center REIT III, Inc.

11501 Northlake Drive

Cincinnati, OH 45249

Attention: Co-President

If to the Noteholder, to:

Phillips Edison Limited Partnership

11501 Northlake Drive

Cincinnati, OH 45249

Attention: Robert F. Myers

With a copy to:

Phillips Edison Limited Partnership

11501 Northlake Drive

Cincinnati, OH 45249

Attention: General Counsel

Notwithstanding the foregoing, the Company or the Noteholder may send any communication to the intended recipient at the address set forth above using any other means; provided, however, that no communication sent by other means will be deemed given until it actually is received by the intended recipient. The Company and the Noteholder may change the address to which communications are to be delivered by giving the other party notice in the manner set forth above.

4.4           No Implied Waiver; Remedies Cumulative; Enforcement Costs. No failure or delay on the part of the Noteholder to exercise any power, right or privilege under this Note will impair the power, right or privilege or be construed as a waiver of any default, nor will any single or partial exercise of any power, right or privilege preclude other or further exercises of that or any other power, right or privilege. All rights and remedies existing under this Note are cumulative to and not exclusive of, any rights or remedies otherwise available. In any action to enforce any right or remedy under this Note or to interpret any provision of this Note, the prevailing party is entitled to recover its costs, including reasonable attorneys’ fees.

4.5           Severability. If any provision of this Note would, under applicable law, be invalid or unenforceable in any respect, then that provision will be (to the extent permitted by applicable law) construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions of this Note are severable. If any provision of this Note is held invalid or unenforceable in any respect, then that will not invalidate, render unenforceable or otherwise affect any other provision of this Note.

4.6           Headings. The headings contained in this Note are inserted only as a matter of convenience and for reference only and do not define, limit or describe the scope or intent of this Note.

4.7           Governing Law, etc. This Note shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the Southern District of New York for any actions arising out of or relating to this Note, and each of the parties agrees not to commence any action relating to this Note except in those courts. Each of the parties irrevocably and unconditionally waives objection to the laying of venue in the courts of the State of New York or the United States of America located in the Southern District of New York, and further irrevocably and unconditionally agrees not to claim that any such action has been brought in an inconvenient forum.

4.8           Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each of the parties hereby waives, and AGREES That it will not assert any right to trial by jury in any forum in respect of any issue or Action (IN CONtract, tort or otherwise) arising out of this NOTE, whether now existing or hereafter arising. Any party may file an original counterpart or a copy of this Section 4.8 with any court as written evidence of the consent of each party to the waiver of its right to trial by jury.

[signatures next page]

The undersigned has caused this Note to be executed under seal by a duly authorized officer as of the date first written above.

ST CLOUD STATION LLC
a Delaware limited liability company

By:	Phillips Edison Grocery Center Operating Partnership III, L.P.
A Delaware limited partnership, its sole member

By:	Phillips Edison Grocery Center OP GP III, LLC
A Delaware limited liability company, its General Partner

By:	/s/ Robert F. Myers
Robert F. Myers, Vice President

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